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                        SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934


Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                              NEWCOR, INC.
            (Name of Registrant as Specified in Its Charter)

    EXX, INC., THE BOARD OF DIRECTORS OF EXX, INC. AND DAVID A. SEGAL (Name of Person Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)   Title of each class of securities to which transaction applies:
          N/A
     2)   Aggregate number of securities to which transaction applies:  N/A
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     4)   Proposed maximum aggregate value of transaction:  N/A
     5)   Total Fee paid:  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:  N/A
     2)   Form, Schedule or Registration Statement No.:  N/A
     3)   Filing Party:  N/A
     4)   Date Filed:  N/A



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The following is a statement issued by EXX, Inc. regarding a proposed tender offer for shares of Newcor, Inc.:

TO BUSINESS EDITOR:

     A Second Open Letter to the Board of Directors of Newcor, Inc.

     The following is being issued on behalf of the shareholders of EXX INC (Amex: EXX-A and EXX-B):

     EXX INC and the undersigned, now own 865,800 Newcor shares constituting 17.49% of Newcor's common stock. We wish to purchase additional shares from the public through a tender offer at a premium of approximately 71% over current market price (based on the closing price on Friday, November 3, 2000). However, we are hampered to some degree, by the "Poison Pill" put into place by Newcor's Board of Directors to keep themselves in power.

     On behalf of ourselves and any shareholders who might wish to sell their shares at a 71% premium over market price, we ask te Board of Directors to modify the "Poison pill" to allow our ownership to increase to 34.999% of Newcor's common stock. If the Board of Directors agrees to so modify the "Poison Pill," we pledge:


     1. Not to increase our shareholdings beyond 34.999%, without the agreement of a majority interest of the subordinated noteholders to waive the call provision in the indenture pertaining to the notes, and

     2. To expeditiously file a tender offer with the Securities and Exchange Commission, and upon clearance to offer $3.00 in cash, on a non-contingent basis, for up to 866,000 shares of common stock of Newcor. If tenders are made of the full 866,000 shares, our ownership would increase to 1,731,000 shares constituting 34.992% of Newcor's common stock.

     If Newcor's Board of Directors refuses to modify the "Poison Pill" as requested, it will


     1. Be attempting to prevent shareholders from having the opportunity to sell their shares for $3.00 per share, and

     2. Risking the possibility of a lawsuit to challenge Newcor's anti-takeover measures, including adoption of the "Poison Pill," at considerable expense to Newcor.

     Isn't it bad enough that the Board has spent more than one and one half million dollars in the last two quarters trying to keep control of the Company to themselves? How much more of the shareholders' money will this Board waste in an attempt to maintain power while continuing to lose money for the Company and its shareholders?

     We invite any Newcor shareholder who has an interest in this matter to express his or her opinion by writing to EXX INC at the above address.


                              David A. Segal
                              Chairman of the Board
                              EXX INC


     November 6, 2000

     The foregoing may be deemed to constitute a solicitation of proxies under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. To the extent that the foregoing constitutes such a solicitation of proxies from Newcor, Inc. stockholders, each of David A. Segal, EXX Inc and its directors and executive officers may be deemed to be "participants" in such solicitation. A detailed list of the interests of EXX Inc and Mr. Segal in the common stock of Newcor is contained in Schedule 13D and amendments thereto filed by EXX Inc and Mr. Segal with the Securities and Exchange Commission. In the event that EXX Inc or Mr. Segal in fact solicits proxies from the stockholders of Newcor for use at a meeting of Newcor's stockholders, a proxy statement with respect to such solicitation will be filed with the Securities and Exchange Commission. If filed, investors and security holders are advised to read such proxy statement and any amendments or supplements thereto when they become available because each of these documents will contain important information. When and if such documents are filed, investors and security holders may obtain a free copy of these documents and other documents filed by EXX Inc and Mr. Segal at the Securities and Exchange Commission's Internet web site at www.sec.gov.

     For further information please contact Barry Borodkin of BP
Associates, 212-242-5444, for EXX INC.


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